Exhibit 99.3

For Release:	Immediate

Contact:	Scott Monette Matt Pudlowski 314/877-7113 314/877-7091
RALCORP HOLDINGS PROVIDES
EARNINGS GUIDANCE FOR THIRD QUARTER 2010
St. Louis, MO, June 21, 2010 . . . Ralcorp Holdings, Inc. (NYSE: RAH) announced today that the company expects diluted earnings per share for the third quarter will be approximately $1.00 per share, compared with $1.31 for the corresponding period last year.
     Principal factors contributing to this downward estimate can be attributed to cereal category dynamics including lower returns on promotional spending at Post Foods and the impact of branded competition on private label cereal results at Ralston Foods.
     The company does not plan to provide earnings guidance in the future other than in unique circumstances, or in the event of a material event that requires disclosure.
Conference Call
     Ralcorp will host a conference call today at 9:00 a.m. EDT to discuss the transaction. For access to the call via live audio webcast, please visit the investors section of Ralcorp’s website at www.ralcorp.com. Analysts and investors may access the call by dialing 1-866-610-1072; outside the U.S., dial 1-973-935-2840.

     A rebroadcast will be posted as soon as it is available and will remain posted until July 5, 2010 by calling 1-800-642-1687 in the U.S. and 1-706-645-9291 outside the U.S. The PIN number for both the conference call and the rebroadcast is 83096717. An archive of the webcast will be posted as soon as it is available and will remain posted for 30 days in the investor relations section on Ralcorp’s website at www.ralcorp.com.
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About Ralcorp
     Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.
Forward Looking Statements
     This document contains forward-looking statements which are within the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are sometimes identified by their use of terms and phrases such as “will,” “believes,” “intends,”

“anticipates,” “plans,” “expects,” or similar expressions. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to (1) changes in estimates of future earnings and cash flows; (2) integration problems, delays or other related costs; (3) an increase in costs of packaging materials, ingredients, or raw materials; (4) competitive pressures among branded and private label manufacturers increasing significantly; (5) general economic and business conditions that adversely affect the companies or their suppliers, distributors or customers; (6) expected synergies and cost savings are not achieved or achieved at a slower pace than expected; (7) retention of customers and critical employees; (8) unanticipated changes in laws, regulations, or other industry standards affecting the companies; and (9) those referenced in Item 1A of Ralcorp’s Annual Report on Form 10-K for the year ended September 30, 2009, under the heading “Risk Factors.”